Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated August 27, 2019 with respect to the consolidated financial statements of Uranium Royalty Corp. (the “Company”) as at and for the years ended April 30, 2019 and 2018 included in Exhibit 99.54 on Form 40-F filed on April 22, 2021 in the Registration Statement on Form F-10 of the Company pertaining to the registration of up to $130,000,000 of common shares, preferred shares, warrants, subscription receipts, units and debt securities of the Company.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Vancouver, Canada
June 4, 2021